FOLEY & LARDNER

                                ATTORNEYS AT LAW



Brussels                          P. O. Box 240                          ORLANDO
CHICAGO                   Jacksonville, Florida 32201-0240            SACRAMENTO
DENVER                         The Greenleaf Building                  SAN DIEGO
Detroit                           200 Laura Street                 SAN FRANCISCO
JACKSONVILLE             Jacksonville, Florida 32202-3510            TALLAHASSEE
LOS ANGELES                  TELEPHONE: (904) 359-2000                     TAMPA
MADISON                      FACSIMILE: (904) 359-8700          WASHINGTON, D.C.
MILWAUKEE                        www.foleylardner.com            WEST PALM BEACH


                               September 24, 2001

  Via Edgar and Hand Delivery
  ---------------------------

  Securities and Exchange Commission
  450 Fifth Street, NW
  Washington, DC 20549

  Attention:      Mr. Gregory Dundas (20549-0408)
                  Mr. Paul Cline (20549-0408)
                  Mr. John G. Saia (20549-0408)
                  Mr. Martin James (20549-0408)


         Re:      Hennessy Advisors, Inc.
                  Form SB-2 filed on August 6, 2001
                  File No. 333-66970

  Ladies and Gentlemen:

                  This letter is in response to your comment letter dated August 31, 2001. Your comments are reproduced below in bold italics, followed in each case by our response on behalf of Hennessy Advisors, Inc. We are filing concurrently herewith Amendment No. 1 to Hennessy Advisors' Form SB-2 registration statement.

General comments on your filing
-------------------------------

1. Provide a legal detailed analysis of why Mr. Hennessy should not be named as a statutory underwriter under section 2(a)( 11) of the Securities Act. Alternatively, revise the cover page and plan of distribution section to state that Mr. Hennessy is a statutory underwriter.

The third paragraph of the prospectus cover page has been revised, and a new sentence has been added following the third paragraph under the heading "Plan of Distribution" on page 34, to state that Neil J. Hennessy is deemed to be a statutory underwriter with respect to shares owned by him that are sold in the offering.

Securities and Exchange Commission
September 24, 2001
Page 2


2.       Update the financial statements under Rule 310(g) of Regulation S-B.
         (A)

Interim financial statements have been provided for the nine months ended June 30, 2001 and 2000.

3.       Provide updated accountants consents in the pre-effective amendment.
         (A)

Currently dated accountants' consents are included as Exhibits 23.2 and 23.3.

4. Revise to provide a more detailed discussion of the merger of your limited partnerships, to include how the number of shares to be issued was determined, what value you will assign them and how you will record the transaction. (A)

More detailed information relating to the merger has been added in the last two paragraphs on page 21.

Prospectus Cover Page
---------------------

5. Please identify the selling shareholder by name, and his position as president and CEO.

The first paragraph of the prospectus cover page has been revised to identify the selling shareholder as Neil J. Hennessy, the president and chief executive officer of Hennessy Advisors.

6.       Revise to clarify what you mean by "additional" or multiple closings.

The second paragraph on the prospectus cover page has been revised to clarify that, following the initial closing for the minimum offering amount, the offering will continue until the maximum offering amount of 1,000,000 shares is sold or until the offering terminates on a date no later than March 31, 2002.

7. Is the selling shareholder's right to sell 10% of the shares memorialized in a written agreement? If so, please include the agreement as an exhibit to the registration statement.

The selling shareholder's right to sell 10% of the shares sold in the offering has not been memorialized in writing.

8. Revise to explain as clearly as possible the relationship of the selling shareholder's shares to the shares being offered by the company. Disclose that the company will not receive the proceeds for the sale of the selling shareholder's shares, and revise the

Securities and Exchange Commission
September 24, 2001
Page 3


         table on the cover page to include the amount of proceeds that will go to the selling shareholder.

The first paragraph of the prospectus cover page has been revised to disclose that Hennessy Advisors will not receive any of the proceeds from the sale of the selling shareholder's shares. In addition, the table on the prospectus cover page has been revised to reflect the amount of proceeds that will go to the selling shareholder. We have moved a sentence from the second paragraph to the end of the first paragraph to clarify that the selling shareholder will be entitled to sell up to 10% of the total number of shares sold in the offering.

9. Please state that if the minimum is not reached, funds held in escrow will be "promptly" returned. Refer to Rule 10b-9 of the Exchange Act.

The penultimate sentence of the second paragraph on the prospectus cover page has been revised to state that, if the minimum is not reached, funds held in escrow will be returned "promptly."

10. The cover page should state a specific price for the shares rather than an "estimated" price. Refer to rule l0b-9 of the Exchange Act.

The fourth paragraph on the prospectus cover page has been revised to state the specific price for the shares.

11. Disclose the minimum, and maximum, individual investor subscription amounts. Refer to page 4 and your reference to $1,000 and $300,000, respectively.

The cover page of the prospectus has been revised to disclose the minimum and maximum individual investor subscription amounts.

12. Please make a firm statement indicating the final date beyond which the offering will not be extended.

The second paragraph on the prospectus cover page has been revised to reflect that the escrow period may be extended to January 31, 2002 and, if the minimum amount is sold by that date, the offering may be extended to March 31, 2002.

Inside Cover Page
-----------------

13. Please delete the first sentence in the first paragraph. All references to the narrator, or otherwise, should be clear from the context. Refer to Rule 421 of Regulation C. Shareholders should be able to ascertain the parties involved, and their respective role, without the need of a legend.

Securities and Exchange Commission
September 24, 2001
Page 4



The first sentence of the first paragraph on the inside cover page has been deleted.

14. Please delete the remainder of the first paragraph and move it to the summary or elsewhere as appropriate.

The remainder of the first paragraph on the inside cover page has been moved to the section "Prospectus Summary - Hennessy Advisors, Inc." on page 4 as a new second paragraph.

Prospectus Summary - page 3
----------------------------

         Hennessy Advisors, Inc. - page 3
         --------------------------------

15. Please revise to explain more fully the terms "discretionary basis" and "formula based."

The first paragraph under the heading "Prospectus Summary - Hennessy Advisors, Inc. on page 4 has been revised as requested and a conforming change has been made in the penultimate sentence under the subheading "- Our Mutual Funds Investment Strategies."

16. Explain briefly the nature of the relationship between the company and the mutual funds, as well as your relationship with individual investors. Also, explain what type of advisory services you provide in each case.

We have briefly described how the Company performs services for the mutual funds and for individual clients under investment management agreements in the first paragraph on page 4 under the heading "Prospectus Summary - Hennessy Advisors, Inc.".

Risk Factors - page 6
----------------------

         Our revenues will decline - page 6
         ----------------------------------------

17. Quantify the percentage of your revenue that is derived from advisor fees.

The second sentence of this risk factor on page 7 has been revised to quantify the percentage of revenue derived from advisor fees.

         We may be required to forego - page 7
         -------------------------------------------

18. Explain what is meant by "market conditions may require we waive our investment advisory fees." How, or upon what basis, does management decide that it must waive its advisory fees?

An explanation of the factors Hennessy Advisors considers in determining whether to waive investment advisory fees has been added to this risk factor on page 8.

Securities and Exchange Commission
September 24, 2001
Page 5



         We are dependent on our information systems - page 7
         ----------------------------------------------------

19. In Release 33-7497, the Commission states "[w]e believe a discussion of risk in purely generic terms does not tell investors how the risk may affect their investment in a specific company." Please substantially revise to make clear how this risk affects your company and shareholders or delete the risk factor disclosure. Are not all companies in our business dependent on information systems and technology? Revise throughout this section to provide further context where appropriate.

The risk factor relating to dependence on information systems has been deleted.

         Our inability to meet cash needs - page 8
         -----------------------------------------------

20. Revise to quantify your "anticipated cash needs" and "significant debt" prior to, and after, completion of this offering.

This risk factor has been deleted and discussions throughout the document have been revised to disclose Hennessy Advisors' intention to utilize the offering proceeds to pay the Firstar and Netfolio notes in full, eliminating the company's debt.

         We face increased competition in hiring and retaining -  page 8
         ---------------------------------------------------------------------

21. Revise to highlight specific hiring needs that have gone unmet, or delete as generic.

The risk factor relating to competition in hiring has been deleted.

         Our officers and directors -  page 8
         -----------------------------------------

22. Indicate the current beneficial ownership of shares by officers and directors, before this offering.

A sentence has been added to this risk factor on page 9 disclosing the current stock ownership of officers and directors of Hennessy Advisors.

         Our stock has not been and may not be available - page 9
         --------------------------------------------------------------

23. Explain how management anticipates developing a market in its own securities. Refer to the third sentence under this heading, and your reference to "If we are not able to develop . . . ." Does management anticipate that it securities will be traded on the OTCBB, NASDAQ, etc.? Have you secured the cooperation of a market-maker? Revise to specify management actions, or lack thereof, toward developing a public market.

Securities and Exchange Commission
September 24, 2001
Page 6


We have added a discussion of the actions being taken by management to locate market makers for the company's stock to the first paragraph of this risk factor on pages 9 and 10.

Capitalization - page 10
------------------------

24.      Revise to delete the caption showing cash from the table. (A)

The capitalization table on page 11 has been revised to delete the line item showing cash.

25. Revise the table to present actual capitalization as of the latest balance sheet date and pro forma information for events that occurred after the balance sheet date. (A)

The capitalization table on page 11 has been updated to present actual amounts as of June 30, 2001, the latest balance sheet date.

26. To extent either the merger of the limited partnerships or the retirement of the adjustable rate preferred stock are mutually exclusive of the offering, present pro forma as adjusted information to show the effects of the these transactions. (A)

The merger of the limited partnerships and the retirement of the adjustable rate preferred stock will occur only upon the successful completion of the company's common stock offering. As such, these events are not regarded as "mutually exclusive."

27. Revise to include the effects of the options to be issued in connection with the offering and which vest immediately. Revise throughout the document to disclose the impact of the associated compensation expense.
         (A)

The footnote to the capitalization table on page 11 has been revised to clarify that the 87,500 options to be granted in connection with the offering, which will vest immediately, will have an exercise price equal to the offering price. As the options are to be granted with an exercise price equal to the common stock offering price, no compensation expense will be recorded. As there will be no other impact to the Company until the options are exercised, no other changes have been made to the capitalization table.

Use of Proceeds - page 11
-------------------------

28. Please update your disclosure to indicate whether the promissory note to Netfolio dated June 30, 2001 has been issued. Your disclosure indicates that you "will issue" the promissory note.

The second paragraph under "Use of Proceeds" on page 12 has been updated to reflect issuance of the note to Netfolio and the note is being filed as Exhibit 10.6(a) to the Registration Statement.

Securities and Exchange Commission
September 24, 2001
Page 7


29. In the fourth paragraph, revise to clarify what amount or percentage of the June 30, 2006 note you will repay if you sell only the minimum-offering amount.

The first paragraph under "Use of Proceeds" on page 12 has been revised to reflect that Hennessy Advisors intends to utilize the offering proceeds, even if only the minimum amount is raised, to pay both the Firstar note and the Netfolio note in full. Please note that amortization of the Firstar note subsequent to June 30, 2001 will reduce the amount needed at closing to extinguish the Firstar debt.

30. Revise to clarify what you mean in stating that if you sell the maximum, you may repay the Netfolio debt in its entirety

See response to comment 29 above.
--------------------------------

Dilution - page 12
------------------

31. Revise to provide a reconciliation of actual tangible book value per share at March 31, 2001 to pro forma tangible book value per share at that date. Provide quantified information of the reconciling items. (A)

The dilution tables on pages 13 and 14 have been revised to provide a "quantified reconciliation" between tangible book value and the pro forma tangible book value.

32. Tell us how you considered the recoverability of management contracts acquired in determining your actual tangible book value per share at March 31, 2001. Since the recovery of the carrying value of these assets is indeterminable, a dual presentation of dilution to new shares, excluding and including these assets, may be more appropriate.
         (A)

The company considers the management contracts acquired asset to be fully recoverable based on anticipated future income from operations. Although an intangible asset, management contracts acquired represents an asset which may be acquired for value by a third party. The asset was acquired by the company through the issuance of debt which in included in the company's book value. As such, inclusion within the company's book value was considered appropriate. A dual presentation of dilution to the new shares, including and excluding the management contracts acquired has been included on pages 13 and 14.

Securities and Exchange Commission
September 24, 2001
Page 2


Management's Discussion and Analysis - page 13
----------------------------------------------

33. In those instances where you cite more than one contributing factor for a change from period to period, provide quantification or otherwise clarify the relative importance of each factor.

The requested clarification has been added.

34. Revise to provide a tabular presentation of each fund identifying the amount of assets managed, the amount of revenue earned in each period by each fund and the amount of management contracts acquired attributed to each fund. (A)

We have added the requested tables on page 15.

  Business - page 17
  ------------------

         Business Overview -- page 18
         ----------------------------

35. Tell us supplementally what the relationship is, if any, between the company and Hennessy Management Co., L.P., Hennessy Management Co. 2, L.P., The Hennessy Funds, Inc., and Hennessy Mutual Funds, Inc. If material, disclose these relationships.

Hennessy Funds, Inc. is a registered investment company and is comprised of two series: (1) the Hennessy Balanced Fund and (2) the Hennessy Leveraged Dogs Fund. Hennessy Management Co., L.P. currently is the investment advisor to the Hennessy Balanced Fund, and Hennessy Management Co. 2, L.P. currently is the investment advisor to the Leveraged Dogs Fund. Hennessy Advisors (the registrant) is the sole general partner of Hennessy Management Co., L.P. and Hennessy Management Co. 2, L.P. and in that capacity indirectly acts as investment advisor to the Hennessy Funds, Inc. Simultaneously with the closing of the minimum offering, Hennessy Management Co., L.P. and Hennessy Management Co. 2, L.P. will merge into Hennessy Advisors, making Hennessy Advisors the investment advisor to the two portfolios that comprise the Hennessy Funds, Inc.

Hennessy Mutual Funds, Inc. is a registered investment company and is comprised of two series: (1) the Hennessy Cornerstone Growth Fund and (2) the Hennessy Cornerstone Value Fund. Hennessy Advisors serves as the investment advisor to these two portfolios.

The investment advisor to the investment companies serves in such capacity pursuant to management agreements between the advisor and the investment company. The investment company investors are the shareholders of the investment companies and in their capacity as such may elect directors of the investment companies, a majority of which are required to be outside directors. The directors are responsible for reviewing the performance of the

Securities and Exchange Commission
September 24, 2001
Page 9



investment advisor and approving its management agreement with the investment companies on an annual basis. Neil J. Hennessy and his brother, Brian A. Hennessy, serve as directors of the Hennessy Funds as well as Hennessy Advisors. Neil J. Hennessy also serves as a director of the Hennessy Cornerstone Funds. There are a total of five directors of the Hennessy Funds and four directors of the Hennessy Cornerstone Funds.

36. Revise to provide a detailed discussion of the acquisition of patented automated trading strategies from Netfolio. We note numerous references to your acquisition of a licensing agreement for the use of the names of and investment strategies applied to Hennessy Cornerstone Value Fund and the Hennessy Cornerstone Growth Fund that appears to be characterized as a management agreement on the balance sheet. Your revisions should detail the Netfolio acquisition and the subsequent acquisition of management agreements with the funds. Update Note 1 to the financial statements as applicable. (A)

We have added additional information to the second paragraph under "Business Overview" on page 21 concerning the transaction with Netfolio. Please note that the license agreement and the investment management agreements were part of the same transaction, with the consideration paid being computed based on the Cornerstone Funds' assets under management. However, as explained in the new language, under the Investment Company Act of 1940, the Cornerstone Funds' shareholders were required to approve the new investment management agreements. Effectiveness of the license agreement was conditioned on shareholder approval of the investment management agreements.

We have updated Note 1(e) on pages F-8 and F-9 to the financial statements to include updated information about the subordinated promissory note issued to Netfolio.

         Hennessy Leveraged Dogs Fund - page 18
         --------------------------------------

37. Please revise to clarify the second sentence, particularly the phrase "use of leverage (borrowed money)."

We have revised the second sentence of this paragraph on page 22 to delete the reference to leverage.


         Description of our Business - page 19
         -------------------------------------

38.      In the final paragraph, clarify the phrase "soft dollar arrangements."

In the last paragraph under the subheading "Description of Business" on page 23 we have added an explanation of "soft dollar arrangements."

Securities and Exchange Commission
September 24, 2001
Page 10



Executive Officers and Directors - page 21
------------------------------------------

39. In Mr. Neil Hennessy's biographical sketch, please note that he is the brother of Mr. Brian Hennessy.

Neil Hennessy's biographical information has been revised on page 25 to disclose that Mr. Hennessy is the brother of Dr. Brian A. Hennessy, a director of Hennessy Advisors.

Certain Transactions - page 25

40. Please change the name of this section to "Certain Relationships and Related Transactions."

The requested change has been made on page 28.

Principal Stockholders -  page 26

41. Identify Helen Hennessy's relationship to Neil J. Hennessy. Consider whether Mr. Hennessy should be attributed beneficial ownership of Helen Hennessy' s shares under Exchange Act rule 13d-3(d).

Footnote 1 to the principal stockholders' table on page 29 has been revised to disclose Helen Hennessy's relationship to Neil Hennessy and Brian Hennessy and to note that Neil Hennessy and Brian Hennessy disclaim beneficial ownership of the shares owned by Helen Hennessy.

Plan of Distribution - page 31
------------------------------

42. To the extent that you intend to conduct the offering through officers, directors or employees, explain in reasonable detail how they qualify for the exemption from registration as a broker-dealer under Rule 3a4-l of the Securities Exchange Act.

Each of the officers, directors or employees of Hennessy Advisors who will make offers and sales of common stock:

         a.     Is not subject to any statutory disqualification as defined in
                Section 3(a)(39) of the Securities Exchange Act of 1934;

         b. Will not receive compensation, directly or indirectly, based on such sales, and

         c.     Is not an associated person of a broker or dealer;

         d. Primarily performs, both before, during and after the offering, duties on behalf of Hennessy Advisors other than the sale of securities, i.e., investment advisory services for Hennessy Advisors' clients;

Securities and Exchange Commission
September 24, 2001
Page 11


         e. Was not a broker or dealer or an associated person of a broker or dealer within the preceding 12 months; and

         f. Has not participated in selling securities for any issuer within the past 12 months (except for the private placement of Hennessy Advisors' stock in connection with the limited partnership merger).

In other words, these individuals meet the requirements of Rule 3a4-1(a)1 through 3 and 4(ii).

In addition, we note pursuant to Rule 3a4-1(b), that the rule is a safe harbor. Apart from the rule, given the activities of the individuals involved, they are not "engaged in the business of effecting transactions in securities for the account of others" and therefore do not fall within the definition of "broker" within the meaning of Section 3(a)(4) of the Securities Exchange Act of 1934.

43. Clarify whether management and/or affiliates may purchase shares in this offering. If so, clarify whether these purchases will count toward your minimum of 450,000 shares.

A new sentence has been added to the first paragraph under the heading "Plan of Distribution" on page 34, to disclose that management and/or affiliates may purchase shares in the offering and that any shares subscribed for by them will be counted towards the 450,000 share minimum.

Change in Accountants - page 32
-------------------------------

44. Revise to provide all information required by Item 304 of Regulation S-B. File as Exhibit 16 the letter from your former accountant required by Item 304. (A)

The discussion under the heading "Changes in Accountants" on page 35, has been revised as requested and the letter from Bregante & Co., LLP required by Item 304 of Regulation S-B is being filed as Exhibit 16.1 to the amended Form SB-2.

Financial Statements - page F-1
-------------------------------

45. Identify the accounting firms issuing the audit reports. Refer to Item 302 of Regulation S-T.

The audit reports on pages F-2 and F-3 have been revised to reflect the names of the firms issuing the reports.

Securities and Exchange Commission
September 24, 2001
Page 12


46. Also, have Bregante & Co. revise its report to reference your name change. (A)

The report of Bregante & Co., LLP appearing on page F-3 has been revised to refer to Hennessy Advisors, Inc., formerly Edward J. Hennessy Incorporated.

47. Revise to include the disclosures of SAB 74, regarding recently issued accounting standards, as applicable.

Information regarding recently issued accounting standards has been included as a new Note 11 on pages F-13 and F-14.

Note 1. Summary of Organization and Significant Accounting Policies
-------------------------------------------------------------------

         (e)      Investments in Limited Partnerships
                  -----------------------------------

48. Revise to identify the limited partnership entities. If, as we assume, they are Hennessy Management Co, LP and Hennessy Management Co 2, LP, clarify here and in (a) to this Note why, since you are the general partner, you do not consolidate these entities. (A)

Note 1(d) on page F-8 has been revised to identify the limited partnerships, Hennessy Advisors' interest in each and the reasons the investments have not been consolidated.

         (e)      Management Contracts Acquired
                  -----------------------------

49. Revise to clarify the basis for amortizing these amounts over 15 years. We note disclosures in the Risk Factors section that these contracts can be terminated with 60 days notice. (A)

Under APB 17 intangible assets such as "management contracts acquired" were required to be amortized over their estimated useful life. Industry convention has recognized the life of an asset management contract to exceed the 60 day termination notice as the contracts are considered to represent an ongoing relationship with investors/clients. Companies within the asset management industry have generally applied an estimated life of between 5 and 25 years, and management of Hennessy Advisors has considered the historical experience of its own operations as well as the experience of other asset management companies in determining 15 years to be a reasonable life for the contracts acquired. Upon implementation of SFAS 142, (which supercedes APB 17) the company will cease the 15 year amortization of the management contracts acquired asset as it considers the asset to be "intangible with an indefinite life."

Note 1(e) on pages F-8 and F-9 has been revised to reflect that the asset is being amortized over a period of 15 years based on management's analysis of the appropriate useful life.

Securities and Exchange Commission
September 24, 2001
Page 13


50. Revise to clarify how you accounted for the contingent consideration for the Netfolio acquisition at September 30, 2000. Reconcile amounts reflected in the statements of cash flows at September 30, 2000 to amounts disclosed here. (A)

Note 1(e) on pages F-8 and F-9 and the Statement of Cash Flows on page F-7 have been revised.

51. Revise the statements of cash flows, as applicable, to disclose any material non-cash activity related to this transaction. (A)

See response to comment 50.

52. Revise to cite the appropriate accounting literature supporting the basis for your impairment analysis of these contracts. (A)

Note 1(e) on pages F-8 and F-9 has been revised accordingly.

Note 11. Stock Options
----------------------

53. Revise to clarify whether any options are outstanding under the May 2, 2001 incentive plan. (A)

Note 11 has been renumbered as note 12 and a statement has been added as the last sentence of the first paragraph of this Note on page F-14 clarifying that no options are currently outstanding under the May 2001 incentive plan.

Part II
-------

  Item 26 - page II-1
  -------------------

54. Revise to individually identify each purchaser according to Item 701 of Regulation S-B.

Item 26 beginning on page II-2 has been revised as requested.

         Item 27  page 11-2
         ------------------

         Exhibit 5
         ---------

55. Confirm that you will file the "Amended and Restated Articles of Incorporation with the Office of the Secretary of State of the State of California" prior to effectiveness. As such, please be sure to delete this provision from your opinion.

Securities and Exchange Commission
September 24, 2001
Page 14



The Amended and Restated Articles of Incorporation of Hennessy Advisors, Inc. have been filed with the Secretary of State of California and our opinion filed as Exhibit 5.1 has been revised accordingly.

                                     * * * *

  Please contact me at 904.359-2000 with your further comments, if any, relative to Hennessy Advisors Form SB-2.


                                       Very truly yours,

                                        /s/ Linda Y. Kelso

                                       Linda Y. Kelso

cc:      Mr. Neil J. Hennessy
         Ms. Terry Nilsen
         Mr. Daniel Steadman
         Ms. Joanne Gratiot
         Richard L. Teigen, Esq.
         Miriam K. Greenhut, Esq.